Exhibit 10.3

March 18, 2019

Ms. Amanda L. Houghton
c/o Healthcare Trust of America, Inc.
16435 North Scottsdale Road, Suite 320
Scottsdale, AZ 85254

Re:	Extension of Amended and Restated Employment Agreement

Dear Amanda:

Reference is made to that certain Amended and Restated Employment Agreement between you and Healthcare Trust of America, Inc. (the “Company”), dated as of July 8, 2016 and subsequently amended on July 14, 2017 (the “Employment Agreement”). This letter is to confirm our agreement that the term of the Employment Agreement (as provided in Section 2 of the Employment Agreement) will be extended so that the Expiration Date (as defined in the Employment Agreement) will be March 13, 2022 (such term being subject to earlier termination as provided in Section 7 of the Employment Agreement).
Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its current terms. This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
If this letter accurately sets forth our mutual understanding with respect to the foregoing matters, please indicate your acceptance by signing this letter and returning it to the undersigned. This letter shall be a binding agreement between the Company and you. A duplicate copy of this letter is included for your records.
                    Healthcare Trust of America, Inc.
By: /s/ Scott D. Peters
Its: Chief Executive Officer, President and Chairman

Accepted and Agreed:

/s/ Amanda L. Houghton
Amanda L. Houghton

Date: March 18, 2019